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                                  Exhibit 10.6

                           CHANGE IN CONTROL AGREEMENT

         THIS AGREEMENT is made and entered into by and between UROLOGIX, INC., a Minnesota corporation with its principal offices at 14405 21 Avenue North, Plymouth Minnesota (the "Company") and [Executive], residing at [Address] (the "Executive"), and shall be effective as of February 7, 2001.

         WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

         WHEREAS, the Executive has made and is expected to make, due to the Executive's intimate knowledge of the business and affairs of the Company, a significant contribution to the profitability, growth, and financial strength of the Company; and

         WHEREAS, the Company, as a publicly held corporation, recognizes that the possibility of a Change in Control may exist, and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of the Executive in the performance of the Executive's duties, to the detriment of the Company and its shareholders; and

         WHEREAS, the Executive has received, and is expected to receive, stock options to purchase stock of the Company, which options, in accordance with the terms of the Company's 1991 Amended and Restated Stock Option Plan, will accelerate and become immediately exercisable upon the occurrence of a Change in Control, which may result in certain payments to the Executive, together with the value of the accelerated options, constituting excess parachute payments as defined under Section 280G of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (the "Code"); and

         WHEREAS, it is in the best interests of the Company and its shareholders to reinforce and encourage the continued attention and dedication of management personnel, including the Executive, to their assigned duties without distraction and to ensure that the executive management of the Company will be dedicated to increase shareholder value, including entering into a transaction which may constitute a Change in Control, without concern for the additional tax which the Executive may incur as a result.

         THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         1. Term of Agreement. This Agreement shall be effective from and after the date hereof and shall continue in effect through December 31, 2002, and shall automatically be extended for successive one-year periods thereafter unless the Board of Directors of the Company (the "Board") shall have approved, and the Executive is notified in writing, prior to

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October 1, 2002 and each October 1 thereafter, that the term of this Agreement shall not be extended or further extended; provided, however, that if a Change in Control shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of 24 months from the date of the occurrence of a Change in Control. In the event that one or more Change in Control events shall occur during the original or any extended term of this Agreement, the 24-month period shall follow the last Change in Control. This Agreement shall neither impose nor confer any further rights or obligations on the Company or the Executive on the day after the end of the term of this Agreement other than any obligation that arose under the terms of this Agreement prior to the termination of the Agreement. Expiration of the term of this Agreement of itself and without subsequent action by the Company or the Executive shall not end the employment relationship between the Company and the Executive. This Agreement shall supplement, but except as specifically set forth in the Agreement, shall not replace, amend or terminate any agreement, plan, program, policy or arrangement in existence at the effective time of this Agreement to which the Executive may be a party, or that may be established at any time during the term of this Agreement.

         2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control. For purposes of this Agreement, the term "Change of Control" means any of the following:

         (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities and is required to file a Schedule 13D under the Exchange Act; or

         (b) The Incumbent Directors cease for any reason to constitute at least a majority of the Board of Directors. The term, "Incumbent Directors," shall mean those individuals who are members of the Board of Directors on the date of this Agreement and any individual who subsequently becomes a member of the Board of Directors whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the then Incumbent Directors; or

         (c) All or substantially all of the assets of the Company are sold, leased, exchanged or otherwise transferred and immediately thereafter, there is no substantial continuity of ownership with respect to the Company and the entity to which such assets have been transferred; or

         (d) Any other transaction that constitutes a Change in Control pursuant to Section 5(c) of the Amended and Restated Urologix, Inc. 1991 Stock Option Plan.

         3. Benefits Following Change in Control. If a Change in Control shall have occurred during the term of this Agreement, the Executive shall be entitled to any and all compensation and benefits to which the Executive is otherwise entitled in accordance with the terms of any employment, severance or change in control agreement or any employee benefit plan, program, policy or arrangement, whether written or oral, and, except as specifically

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provided to the contrary under the terms of such agreement, plan, program, policy or arrangement, shall be subject to the following conditions:

         (a) The Executive shall not be required to mitigate the amount of any payment benefit provided for by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise.

         (b) The Executive shall be entitled to receive all benefits payable to the Executive under Company pension and welfare benefit plans or any successor of such plan and any other plan or agreement relating to retirement benefits which shall be in addition to, and not reduced by, any other amounts payable to the Executive.

         (c) The Executive shall be entitled to exercise all rights and to receive all benefits accruing to the Executive under any and all Company stock purchase and stock option plans or programs, or any successor to any such plans or programs, which shall be in addition to, and not reduced by, any other amounts payable to the Executive.

         (d) The Executive shall nevertheless be entitled to the benefit provided under the Agreement even if the Executive's termination of employment occurs prior to a Change in Control, but only if such termination is without Cause and occurs during a period in which the Company has commenced serious and substantial negotiations in contemplation of a transaction that constitutes a Change in Control, and such termination is a condition precedent to the consummation of the transaction.

         4. Payment of Excise Tax.

         (a) Should any payments or benefits, individually or in the aggregate, including benefits provided under the terms of this Agreement, be subject to excise tax pursuant to Section 4999 of the Code, as may be amended, or any successor or similar provision thereto, or comparable state or local tax laws, in consideration for an executed written release covering any claims the Executive has or may have arising out of the Executive's employment with the Company and the Executive's termination (other than claims for benefits to which the Executive is entitled to under the terms of any written employment agreement, under the terms of any benefit plan maintained by the Company and any right to indemnification under any statute, Company by-laws or insurance) in a form acceptable to the Company, the Company shall pay to Executive such additional compensation as is necessary (after taking into account all federal, state and local taxes of any kind or nature payable by Executive as a result of the receipt of such additional compensation) to place Executive in the same after-tax position the Executive would have been in had no such excise tax (and any interest or penalties thereon) been paid or incurred with respect to such payments or benefits. The Company shall pay such additional compensation upon the earlier of: (i) the time at which the Company withholds any tax with respect to such payments to Executive; or (ii) ten business days prior to the filing date that the Executive pays such excise tax pursuant to a tax return filed by Executive which takes the position that such

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excise tax is due and payable in which case the Executive shall notify the
Company prior to such date that Executive intends to pay such excise tax; or
(iii) the date the IRS notifies Executive that such amount is due and payable. If the Company (itself or through the trustee or escrow agent as described in Section 5 below) fails to timely pay to the Executive the amount due hereunder, the Company shall be liable for and shall pay to the Executive immediately upon demand, such amount (including any tax associated with such payment as otherwise provided in this Section) to put the Executive in the same after-tax position as if such tax had been timely paid, including but not limited to interest (at the highest rate at which the Company is charged on any of its indebtedness) payable to the Executive for any funds advanced by the Executive to timely pay such tax and/or any interest and penalties assessed by the taxing authority against the Executive as a result of failure to pay or the late payment of such tax.

         (b) The determination of: (i) whether and the extent to which such payments and benefits constitute "parachute payments" within the meaning of Code
Section 280G(b)(2); (ii) whether and the extent to which such payments and benefits exceed the amount that is deductible by the Company by reason of
Section 280G: the amount, if any, of the excise tax payable by the Executive pursuant to Code Section 4999;and if so, the amount of the additional payment (based on the Executive's actual marginal tax rates applicable to such payment) required by this Section 4 shall be made by an independent firm of public accountants of nationally recognized standing and such other legal and professional service firms selected by the Company (which may be firms providing services to the Company) and acceptable to the Executive. The value of any benefit and the acceleration of any deferred payments and benefits shall be determined in accordance with the principles of Code Sections 280G(d)(3) and
(4). Such accountants and other professionals involved shall consult with the Executive or the Executive's designated representative in resolving any issue during its determination. The Company shall pay the cost and expenses of such determination, including the reasonable fees and expenses of such tax counsel and others who assisted in such determination, but the Executive shall be solely responsible for the costs and expenses of any representative the Executive designates.

         (c) If the determination that no tax is due or the determination of the amount of the payment provided in the Section 5(b) as determined by the accountants chosen by the Company is disputed by the Executive, and the amount of the dispute is greater than 10% of the amount determined to be due and owing by the Company, then the Company and the Executive will negotiate in good faith to resolve such dispute. If, after a period of 15 days following the date on which the Executive gave the Company notice of the dispute, the amount to be paid pursuant to this Section still remains disputed, then the Company and the Executive will together choose an independent firm of public accountants of nationally recognized standing (the "Accounting Firm") to resolve any remaining disputes. The Accounting Firm will act as an arbitrator to determine by independent review only those issues still in dispute. The decision of the Accounting Firm will be final and binding, and will not be subject to general arbitration as provided in Section 7 below. All of the fees and expenses of the Accounting Firm, if any, will be paid equally by the Executive, on the one hand, and the Company, on the other hand; provided, however, that if the Accounting Firm determines that either party's position is totally correct, then the other party will pay all of the costs and expenses incurred by the Accounting Firm in connection with such determination.

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         (d) Without limiting the obligation of the Company hereunder, the
Executive agrees, in the event the Executive makes any payment of the excise tax under Code Section 4999, to negotiate with the Company in good faith with respect to procedures reasonably requested by the Company which would afford the Company the ability to contest the imposition of such excise tax; provided, however, that Executive will not be required to afford the Company any right to contest the applicability of any such excise tax to the extent that Executive reasonably determines that such contest is inconsistent with the overall tax interests of Executive.

         (e) If, pursuant to a final determination of a court or an Internal Revenue Service proceeding, the amount of any excise tax previously paid is adjusted, (i) the Executive shall pay over to the Company any refund received, and shall repay any additional amount attributable to such refund (less any unrecoverable taxes, interest or penalties related to such refund) previously paid by the Company in accordance with this Section; or (ii) the Company shall pay to the Executive any additional amount due to place Executive in the same after-tax position the Executive would have been in had no such additional excise tax (and any interest or penalties thereon) been due.


         (f) The Company agrees to hold in confidence and not to disclose, without Executive's prior written consent, any information with regard to Executive's tax position which the Company obtains pursuant to this Section, except to the extent ordered to do so pursuant to a lawful subpoena or pursuant to any federal or state securities laws and regulations, and only upon notice to the Executive at least 15 days in advance of the disclosure, unless it is impractical to do so.

         5. Funding of Payments. In order to assure the performance of the Company or its successor of its obligations under this Agreement, the Company shall, no later than immediately prior to the closing of the transaction that constitutes a Change in Control, deposit in a so-called "rabbi trust" or similar escrow arrangement an amount equal to the estimated maximum payment that will be due the Executive under the terms hereof. The Trustee or escrow agent (and any successor trustee or escrow agent) under the trust or escrow agreement shall be a national bank with trust assets of at least $250 million. Under a written trust instrument, the Trustee shall be instructed to pay to the Executive (or the Executive's legal representative, as the case may be) the amount to which the Executive shall be entitled under the terms hereof, and the balance, if any, of the trust not so paid or reserved for payment shall be repaid to the Company. The assets of this trust and any similar trust for other executives may be combined in a single, commingled trust. Any and all legal fees incurred by the Trustee in the interpretation of the trust or escrow agreement or in the defense of any action brought against the Trustee shall be promptly paid by the Company, and shall not be paid out of the funds held under the trust or escrow agreement. If and to the extent there are not amounts in trust or escrow sufficient to pay the Executive under this Agreement, the Company shall remain liable for any and all payments due to the Executive. In accordance with the terms of such trust or escrow agreement, at all times during the term of this Agreement, the Executive shall have no rights, other than as an unsecured general creditor of the Company, to any amounts held in trust or escrow and all trust or escrow assets shall be

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general assets of the Company and subject to the claims of creditors of the
Company. Failure of the Company to establish or fully fund such trust or escrow shall not be deemed a revocation or termination of this Agreement by the Company.

         6. Confidential Information. The Executive also agrees that except as permitted or directed by the Company, the Executive will not, either during the Executive's employment or thereafter, divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any Confidential Information. The Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the Executive's employment with the Company, the Executive agrees to refrain from any acts or omissions that would reduce the value of such knowledge or information. For purposes of this Agreement, "Confidential Information" means information, not generally known, and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devises or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential secret development or research work of the Company or any confidential information or secret aspects of the business of the Company. All information that the Executive acquires during the Executive's employment by the Company (including employment by an affiliated Company), whether developed by the Executive or by others, which the Executive have a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information. Information shall cease to be Confidential Information from and after the date it becomes public information (other than as a result of the Executive's acts or the acts of the Executive's representative in violation of this Agreement). Upon termination of the Executive's employment with the Company, the Executive will deliver promptly to the Company all records, manuals, books, cellular phones, computers, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations, or copies thereof, or any other documents which in whole or in part relate in any way to the business products, practices or techniques of the Company, and which are in the Executive's possession or under the Executive's control.

         7. Inventions. The Executive agrees to promptly disclose to the Company in writing any invention, improvement, work of authorship, discovery or idea (whether patentable or not and including those which may be subject to copyright protection) generated, conceived or reduced to practice by the Executive alone or in conjunction with others, during or after working hours, while an Executive of the Company ("Inventions"); and all such Inventions shall be the exclusive property of the Company and are hereby assigned to the Company, except if the Inventions does not relate to the existing or reasonably foreseeable business interests of the Company, the Company may, in its sole discretion, release or license that Invention to the Executive upon written request. Further, the Executive shall, at the Company's expense, give the Company all assistance it reasonably requires to perfect, protect and use its rights to Inventions.

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In particular, but without limitation, the Executive shall sign all documents, do all things and supply all information that the Company may deem necessary or desirable to:

         (a) Transfer or record the transfer of the Executive's entire right, title and interest in Inventions; and

         (b) Enable the Company to obtain patent, copyright or trademark protection for Inventions anywhere in the world.

The obligations of the Executive under this Section shall continue beyond the Executive's termination of employment with respect to Inventions conceived or made by the Executive during his employment with the Company and shall be binding upon assigns, executors, administrators and other legal representatives of the Executive. For purposes of this Agreement, any Invention relating to the business of the Company for which the Executive markets a new competitive product, files a patent application or seeks copyright protection within six months after the Executive's termination of employment shall be presumed to be an Invention conceived by the Executive during his employment with the Company, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Invention was conceived and made following the Executive's termination of employment.

Pursuant to Minnesota Statutes, Section 181.78, this Section does not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive's own time, and which does not relate directly to the business of the Company or to its actual or demonstrably anticipated research or development, or which does not result from any work performed by the Executive for the Company.

         8. Assistance with Claims. The Executive agrees that, during the Executive's employment with the Company and continuing for a reasonable period after the Executive's termination of employment, the Executive will assist the Company in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to services performed by the Executive for the Company. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive's employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company (or its actions) that may relate to services performed by the Executive for the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation.

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         9. Dispute Resolution and Attorneys Fees.

         (a) Except as provided in Section 4(b) or in subsection (c) below, the Company shall promptly reimburse the Executive for all legal, accounting and other fees and expenses reasonably incurred in bringing a challenge in good faith (whether through arbitration, litigation or making a claim for benefits under this Agreement) to obtain or enforce any right or benefit provided under this Agreement.

         (b) Except as provided in subsection (c) below, any disputes arising under or in connection with this Agreement (including without limitation the making of this Agreement), shall be resolved by final and binding arbitration to be held in Minneapolis, Minnesota in accordance with the rules and procedures of the American Arbitration Association. The parties shall select a mutually acceptable single arbitrator to resolve the dispute or if they fail or are unable to do so, each side shall within the following ten business days select a single arbitrator and the two so selected shall select a third arbitrator within the following ten business days. The arbitrator shall have no power to award any punitive or exemplary damages. The arbitrator may construe or interpret, but shall not ignore or vary the terms of this Agreement, and shall be bound by controlling law. The arbitration award or other resolution may be entered as a judgment at the request of the prevailing party by any court of competent jurisdiction in Minnesota or elsewhere.

         (c) The Executive acknowledges and agrees that a violation of Sections 6 and 7 of this Agreement will cause immediate and irreparable injury to the Company and, therefore, the Company may obtain temporary, preliminary and final injunctive relief against the Executive in a court of competent jurisdiction. The party prevailing in any action brought to enforce the provisions of Section 6 and 7 of this Agreement shall be entitled to be reimbursed for the cost and expenses thereof, including without limitation, the reasonable attorneys fees of the prevailing party, by the other party.

         10. Successors; Binding Agreement.

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to 51% or more of the business and/or assets of the Company to expressly assume and agree to perform this Agreement and any employment, severance or change in control agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If the Company fails to obtain such assumption and agreement prior to the effectiveness of any such succession, the Company shall immediately comply with the requirements of Section 5 above.

         (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, successors, heirs, and designated beneficiaries. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's estate.

         11. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given

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when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of the Company, to its principal office to the attention of each of the then directors of the Company with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other-party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned officer, on behalf of Urologix, Inc., and the Executive have hereunto set their hands to be effective as of February 7, 2001.

                                         UROLOGIX, INC.

                                         By
                                           -------------------------------------
                                           President and Chief Executive Officer


                                         EXECUTIVE:

                                         ---------------------------------------

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